EXHIBIT 99.1




N E W S  R E L E A S E



December 14, 1995


CONTACT:

Martin I. Zankel           Dean Banks
Chairman of the Board      Chief Financial Officer
415/956-1900               415/513-5259

FOR IMMEDIATE RELEASE:
----------------------

                      LANDSING PACIFIC FUND, INC. ANNOUNCES
                      SALE OF REMAINING REAL ESTATE ASSETS
                      AND INITIAL LIQUIDATING DISTRIBUTION

SAN MATEO, CA -- Landsing Pacific Fund, Inc. (AMEX:LPF) announced today the closing of the sale of the Fund's 14 remaining properties to Bedford Property Investors, Inc., (NYSE:BED) ("Bedford") for a purchase price of approximately $49,700,000. The Fund also announced that it sold its Nohr Plaza property in San Leandro, California for a purchase price of $790,000 in a separate transaction.

The Fund reported that its Board of Directors has declared an initial liquidating distribution of $4.54 per share payable on December 29, 1995 to stockholders of record on December 22, 1995.


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The Fund  previously  announced  its  intention to transfer all of its remaining assets prior to the end of 1995 to the Landsing Pacific Fund Liquidating Trust (the "Trust"). Stockholders of the Fund would become beneficiaries of the Trust. The beneficial interests in the Trust will not be transferable. The assets which will be transferred to the Trust include the Fund's residual interest in a $3 million letter of credit, which was received as part of the consideration in the sale to Bedford, and a $560,000 2-year mortgage loan collateralized by the Nohr Plaza Property.

The purpose of the Trust is to complete the liquidation of the Fund's assets, pay all liabilities and make final liquidating distributions. The Fund estimates that the final liquidating distributions from the Trust would be in the general range of $.25 to $.35 per share, in addition to the initial distribution.

After the December 22, 1995 record date for the initial liquidating distribution, the Fund's common stock will no longer be eligible for trading on the American Stock Exchange. The corporate stock transfer books will be closed at that time.

Landsing Pacific Fund, Inc. is a self-administered real estate investment trust which shares are traded on the American Stock Exchange under the symbol "LPF."

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